EXHIBIT 99.1

SPIRE CORPORATION PRESS RELEASE

SPIRE CORPORATION APPOINTS ROBERT LIEBERMAN AS CHIEF FINANCIAL OFFICER

 JEFFREY CHASSE TO BE CORPORATE CONTROLLER

BEDFORD, MA – April 20, 2010 – Spire Corporation (Nasdaq: SPIR), a global solar company providing production equipment and turnkey manufacturing lines to manufacture photovoltaic (PV) cells and modules, and engineering, procurement and construction services for solar systems, today announced it has appointed, Robert S. Lieberman to the position of Chief Financial Officer (CFO) and Treasurer.

Mr. Lieberman, age 58, joined Spire Corporation in April 2009 as the Corporate Controller and has served as Chief Accounting Officer since December 2009. In his role as CFO and Treasurer, he will have the responsibility for accounting and financial oversight and strategic/governance participation. Mr. Lieberman is a graduate of Bernard M. Baruch College in New York and is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Boston Chapter of the Financial Executives International. Before joining Spire Corporation, from May 2004 to January 2008, Mr. Lieberman served as Senior Vice President and CFO for Millbrook Distribution Services, Inc., a division of United Natural Foods, where he was responsible for the development and oversight of the finance area. Previously, from April 1999 to December 2003, he was also CFO and Treasurer for Saleslink Corporation, a global supply chain management and eCommerce subsidiary of CMGI. Mr. Lieberman has more than twenty five years of diverse financial experience including positions in the manufacturing and distribution industries.

Spire also welcomes Mr. Jeffrey Chasse as Corporate Controller. He will supervise the finance department and will be responsible for the oversight of the Company’s accounting systems, monitoring and updating the financial systems internal controls and financial reporting procedures. Mr. Chasse is an accomplished financial executive with more than twenty years experience in both the services and manufacturing arenas. Mr. Chasse previously served as Director of Global Accounting and North America Controller of Virtusa Corporation, where he was responsible for the oversight of the financial reporting process, review of public company filings including forms 10-K and 10-Q’s. Previously, he served as Director of Financial Planning and Analysis at Moduslink Incorporated (formerly Saleslink Corporation) where he worked with Mr. Lieberman. Mr. Chasse is a graduate of Central Connecticut State University and a member of the American Institute of Certified Public Accountants.

“Bob Lieberman is an experienced financial executive. As CFO, he will provide leadership and financial accountability to our business. Jeff Chasse is also a key member of the team. We are pleased that we could bring together this talent to improve our financial reporting operations,” said Roger G. Little, Chairman and CEO of Spire Corporation.

ABOUT SPIRE CORPORATION

Spire Corporation, voted 2009’s Turnkey PV Manufacturing Line Company of the Year, is a global solar company and capital equipment and turnkey production lines to manufacture PV cells and modules, and engineering, procurement and construction services for solar systems.

CONTACT
Roger G. Little
Chairman & CEO
781.275.6000

Certain matters described in this press release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-K and other periodic reports filed with the Securities and Exchange Commission.